Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
KVH Industries, Inc.:

We consent to the incorporation by reference in the Registration Statement Nos. 333-190541, 333-168406, 333-160230, 333-141404, 333-112341, 333-67556 and 333-08491 on Form S-8 of KVH Industries, Inc. of our report dated March 17, 2014, with respect to the consolidated statements of operations, comprehensive (loss) income, stockholders' equity, and cash flows of KVH Industries, Inc. and subsidiaries for the year-ended ended December 31, 2013, which report appears in the December 31, 2015 annual report on Form 10-K of KVH Industries, Inc.

/s/ KPMG LLP

Providence, Rhode Island
March 14, 2016